Exhibit 99.1

- NEWS RELEASE -
Date:	October 19, 2006
Contact:	Michael G. Carlton
President and CEO
Bruce W. Elder
Vice President
(919) 466-1000

Crescent Financial Corporation

Announces Record Third Quarter Earnings and Asset Growth

CARY, N.C. – Crescent Financial Corporation (NasdaqGM: CRFN), parent company of Crescent State Bank of Cary, North Carolina and Port City Capital Bank of Wilmington, North Carolina today announced unaudited net income for the quarter ended September 30, 2006 of $1,274,000 or $0.18 per diluted share compared to $845,000 or $0.17 per diluted share for the prior year quarter. Unaudited net income increase by 51% in the current quarter compared to the three month period ended September 31, 2005. The percentage increase in earnings per share was not comparable to the increase in net income due to the issuance of an additional 848,000 shares during the fourth quarter of 2005 and 2,432,000 shares in connection with the acquisition of Port City Capital Bank on August 31, 2006.

The increase in earnings resulted primarily from strong earning asset growth over the past twelve month period. Earning assets, which include loans outstanding, investment securities, and other interest earning assets, increased by over $246 million over the past twelve months. Of the total $246 million increase, approximately $156 million was acquired and $90 million represents internally generated earning asset growth. The net interest margin declined to 3.89% for the current three-month period from 3.93% for the prior year period. Net interest income increased by $1,266,000 or 35% from $3.6 million for the prior year quarter to $4.9 million in the current quarter. Non-interest income increased by $81,000 or 13% due to increases in service charges, other deposit-related customer service fees and dividends from other non-marketable investments. Non-interest income for the September 30, 2005 period included a $17,000 loss on the disposition of available-for-sale securities. Non-interest expenses increased by 26% from $2.7 million to $3.4 million primarily in those areas most impacted by franchise expansion such as personnel, occupancy, data processing, advertising and office supplies. During the past year, the Company opened one new full-service branch office and acquired Port City Capital Bank in Wilmington, North Carolina. The provision for loan losses was $182,000 during the current quarter compared with $240,000 for the prior year period.

For the nine months ended September 30, 2006, Crescent reported net income of $3,260,000 or $.50 per diluted share compared with $2,139,000 or $0.43 per diluted share for the nine months ended September 30, 2005. Net interest income increased by $3,189,000 or 32% from $10.0 million for the prior year period to $13.2 million for the current nine-month period. The net interest margin for the current nine-month period was 3.97% compared to 3.89% for the prior year period. Non-interest income increased by $168,000 or 10%. Non-interest expenses increased by $1,652,000 or 21%. The provision for loan losses for the current nine-month period was $617,000 compared with $747,000 for the prior year period.

Crescent Financial Corporation reported total assets on September 30, 2006 of $684 million reflecting a $279 million or 69% increase over total assets of $405 million on September 30, 2005. Total net loans increased by $201 million or 63% from $318 million a year ago to $519 million at September 30, 2006. Total deposits increased by $227 million or 73% from $313 million to $540 million and total borrowings declined by 3% from $62 million to $60 million. Total stockholders’ equity grew by $52 million from $29 million to $81 million at September 30, 2006 due primarily to the acquisition of Port City Capital Bank in August 2006 and the equity offering in the fourth quarter of 2005. At the date of acquisition, Port City Capital Bank had total assets of $185 million (of which $27 million represented goodwill), total net loans of $127 million, total deposits of $144 million and no borrowings.

Mike Carlton, President and CEO, stated, “We are particularly pleased with the continued record earnings, sound balance sheet growth and strategic accomplishments during the third quarter. Our team of experienced bankers has been able to generate substantial internal growth due to the favorable economic environments in which we serve. With the successful completion of the acquisition of Port City Capital Bank at the end of August, we are now poised for even greater successes.”

Crescent State Bank is a state chartered bank operating ten banking offices in Cary (2), Apex, Clayton, Holly Springs, Southern Pines, Pinehurst, Sanford, Garner and Raleigh, North Carolina. Port City Capital Bank operates one banking office in Wilmington, North Carolina. Crescent Financial Corporation stock can be found on the NASDAQ Global Market trading under the symbol CRFN. Investors can access additional corporate information, product descriptions and online services through the Bank’s website at www.crescentstatebank.com.

Information in this press release contains “forward-looking statements.” These statements involve risks and uncertainties that could cause actual results to differ materially, including without limitation, the effects of future economic conditions, governmental fiscal and monetary policies, legislative and regulatory changes, the risks of changes in interest rates and the effects of competition. Additional factors that could cause actual results to differ materially are discussed in Crescent Financial Corporation’s recent filings with the Securities Exchange Commission, including but not limited to its Annual Report on Form 10-K and its other periodic reports.

Crescent Financial Corporation

Consolidated Balance Sheet

(Amounts in thousands except share and per share data)

(Unaudited)

	Sept 30 2006	June 30, 2006	March 31, 2006	December 31, 2005	September 30, 2005
ASSETS
Cash and due from banks	$14,046	$12,263	$10,577	$9,403	$12,176
Interest earning deposits with banks	812	207	571	69	593
Federal funds sold	11,556	8,738	—	—	—
Investment securities available for sale at fair value	83,827	64,397	59,262	55,550	53,155
Loans	526,066	365,174	355,806	328,322	322,192
Allowance for loan losses	(6,573)	(4,772)	(4,621)	(4,351)	(4,293)

Net Loans	519,493	360,402	351,185	323,971	317,899
Accrued interest receivable	2,950	2,146	1,913	1,768	1,561
Federal Home Loan Bank stock	3,133	3,072	2,712	2,133	2,957
Bank premises and equipment	5,818	5,067	5,008	4,844	3,936
Investment in life insurance	5,633	5,583	5,533	5,483	5,434
Goodwill	30,284	3,600	3,600	3,600	3,600
Other assets	6,619	5,288	4,657	3,967	3,715

Total Assets	$684,171	$470,763	$445,018	$410,788	$405,026

LIABILITIES AND STOCKHOLDERS’ EQUITY
LIABILITIES
Deposits
Demand	$74,875	$52,179	$49,879	$46,830	$52,921
Savings	74,277	33,664	12,110	9,365	7,072
Money market and NOW	110,235	85,342	89,472	87,695	82,636
Time	280,844	198,444	198,103	178,191	170,120

Total Deposits	540,231	369,629	349,564	322,081	312,749
Short-term borrowings	14,741	16,000	10,775	14,964	31,314
Long-term debt	45,248	40,248	40,248	30,248	30,248
Accrued expenses and other liabilities	2,697	1,922	2,025	2,038	1,537

Total Liabilities	602,917	427,799	402,612	369,331	375,848
STOCKHOLDERS’ EQUITY
Common stock	8,249	5,798	5,035	5,026	4,170
Additional paid-in capital	62,522	28,829	29,513	29,406	18,574
Retained earnings	10,967	9,693	8,689	7,707	6,702
Accumulated other comprehensive loss	(484)	(1,356)	(831)	(682)	(268)

Total Stockholders’ Equity	81,254	42,964	42,406	41,457	29,178
Total Liabilities and Stockholders’ Equity	$684,171	$470,763	$445,018	$410,788	$405,026

Ending shares outstanding ( b )	8,248,654	5,798,240	5,789,917	5,780,353	4,796,068
Book value per share	$9.85	$7.41	$7.32	$7.17	$6.08

Crescent Financial Corporation

Consolidated Income Statements

(Amounts in thousands except share and per share data)

(Unaudited)

	For the three-month period ended
	September 30, 2006	June 30, 2006	March 31, 2006	December 31, 2005	September 30, 2005

INTEREST INCOME
Loans	$8,516	$7,019	$6,433	$5,989	$5,466
Investment securities available for sale	877	724	663	612	576
Fed funds sold and other interest	129	51	5	8	17

Total Interest Income	9,522	7,794	7,101	6,609	6,059

INTEREST EXPENSE
Deposits	3,824	2,831	2,391	2,077	1,841
Short-term borrowings	164	213	233	211	201
Long-term debt	620	534	403	383	369

Total Interest Expense	4,608	3,578	3,027	2,671	2,411

Net Interest Income	4,914	4,216	4,074	3,938	3,648
Provision for loan losses	182	164	270	60	240

Net interest income after provision for loan losses	4,732	4,052	3,804	3,878	3,408

Non-interest income
Mortgage loan origination income	193	165	145	186	237
Service charges and fees on deposit accounts	321	308	318	297	269
Realized gain/loss on sale of securities	—	—	—	—	(17)
Other	181	146	133	192	125

Total non-interest income	695	619	596	675	614
Non-interest expense
Salaries and employee benefits	1,899	1,670	1,569	1,723	1,509
Occupancy and equipment	512	489	469	454	443
Data processing	205	186	183	170	162
Other	816	759	650	659	604

Total non-interest expense	3,432	3,104	2,871	3,006	2,718

Income before income taxes	1,995	1,567	1,529	1,547	1,304
Income taxes	721	564	547	542	459

Net income	$1,274	$1,003	$982	$1,005	$845

NET INCOME PER COMMON SHARE ( b )
Basic	$0.19	$0.17	$0.17	$0.19	$0.18

Diluted	$0.18	$0.17	$0.16	$0.18	$0.17

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING ( b )

Basic	6,620,379	5,793,021	5,786,227	5,421,741	4,763,822

Diluted	7,080,336	6,025,727	6,010,819	5,656,219	5,042,051

Return on average assets	0.94%	0.88%	0.93%	0.98%	0.86%
Return on average equity	8.99%	9.33%	9.91%	10.63%	11.62%
Net interest margin	3.89%	3.95%	4.09%	4.09%	3.93%
Allowance for loan losses to avg loans	1.25%	1.31%	1.30%	1.33%	1.33%
Nonperforming loans to total loans	0.02%	0.07%	0.01%	0.01%	0.07%
Nonperforming assets to total assets	0.05%	0.06%	0.01%	0.01%	0.05%

Crescent Financial Corporation

Consolidated Income Statements

(Amounts in thousands except share and per share data)

(Unaudited)

	For the nine-month period ended
	September 30, 2006	September 30, 2005
INTEREST INCOME
Loans	$21,968	$14,466
Investment securities available for sale	2,265	1,711
Fed funds sold and other interest	185	40

Total Interest Income	24,418	16,217

INTEREST EXPENSE
Deposits	9,046	4,807
Short-term borrowings	610	264
Long-term debt	1,557	1,130

Total Interest Expense	11,213	6,201

Net Interest Income	13,205	10,016
Provision for loan losses	617	747

Net interest income after provision for loan losses	12,588	9,269

Non-interest income
Mortgage loan origination income	504	569
Service charges and fees on deposit accounts	946	748
Realized gain/loss on sale of securities	—	(16)
Other	460	441

Total non-interest income	1,910	1,742
Non-interest expense
Salaries and employee benefits	5,138	4,181
Occupancy and equipment	1,471	1,275
Data processing	574	477
Other	2,224	1,822

Total non-interest expense	9,407	7,755

Income before income taxes	5,091	3,256
Income taxes	1,831	1,117

Net income	$3,260	$2,139

NET INCOME PER COMMON SHARE ( b )
Basic	$0.54	$0.45

Diluted	$0.50	$0.43

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING ( b )

Basic	6,069,598	4,739,234

Diluted	6,533,151	5,019,786

Return on average assets	0.92%	0.78%
Return on average equity	9.21%	10.21%
Net interest margin	3.97%	3.89%
Allowance for loan losses to avg loans	1.25%	1.33%
Nonperforming loans to total loans	0.02%	0.07%
Nonperforming assets to total assets	0.05%	0.05%

(a)	Derived from audited consolidated financial statements.
(b)	Adjusted, where applicable, for the stock split effected as a 15% stock dividend paid on May 31, 2006 to stockholders of record on May 18, 2006.